CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,444,000	$333.36

Pricing supplement no. 1726
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement 32-I dated January 18, 2013,
underlying supplement no. 1-I dated November 14, 2011 and
underlying supplement no. 16-I dated June 3, 2013	Registration Statement No. 333-177923 Dated September 5, 2013 Rule 424(b)(2)

Structured Investments	$2,444,000 Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) due September 10, 2015

General

•	The notes are designed for investors who seek exposure to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD), subject to the Equity Deduction and the Accrued Volatility Deduction. Investors should be willing to forgo interest and dividend payments and be willing to lose some or a substantial portion of their principal under the circumstances described below under “Key Terms — Payment at Maturity.” Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The Volatility Index and its two underlying components, the Variance Component and the Futures Component, are subject to the deduction of a total of four types of fees and adjustments:
•	Volatility index fee: on each day, the calculation of the Volatility Index reflects the deduction of an adjustment factor of 0.75% per annum (the “volatility index fee”);
•	Volatility index adjustment: once each month, if the Futures Component is activated, the calculation of the Volatility Index will reflect a deduction, which we refer to as the “monthly rebalancing adjustment amount,” that approximates VIX futures slippage costs (see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement) associated with adjusting the weight attributed to the Futures Component in the Volatility Index;
•	Futures component adjustment: on each day, if the Futures Component is activated, the calculation of the Futures Component will reflect a deduction, which we refer to as the “daily rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with rolling the VIX futures contracts underlying the Futures Component; and
•	Variance component adjustment: on each relevant day, the strike level of any synthetic variance swap initiated under the Variance Component will reflect the level of the VIX Index on that day less a strike adjustment, which is intended to approximate transaction costs, including bid-ask spreads and slippage costs (explained below).

The level of the Volatility Index and the value of the notes will be adversely affected, perhaps significantly, if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these adjustments and deductions. See “Selected Risk Considerations — Risks Relating to the Notes Generally — You May Receive Less Than Your Principal Amount Due to the Fees and Adjustments Deducted from the Level of the Volatility Index” below.

•	The notes will be accelerated if the Average Index Return is less than the Acceleration Trigger Level on any day from but excluding the pricing date to but excluding the Observation Date.
•	The notes should be purchased only by investors who understand risks associated with investments linked to equity volatility.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 10, 2015†
•	The notes will be sold in minimum denominations of $1,000 and integral multiples thereof.
•	The notes priced on September 5, 2013 and are expected to settle on or about September 10, 2013.
•	The notes will not be listed on any securities exchange.
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 32-I, supersede the terms set forth in product supplement no. 32-I. In particular, the payment at maturity reflects the deductions of the Equity Deduction Amount and the Accrued Volatility Deduction Amount as described under “Key Terms — Payment at Maturity” below and the Initial Index Level of each Index may not be the closing level of that Index on the pricing date as described under “Additional Key Terms — Initial Index Level” on page PS-1 of this term sheet.

Key Terms

Equity Index:	The S&P 500® Total Return Index (the “Equity Index”) (Bloomberg ticker symbol: SPTR)
Volatility Index:	The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (the “Volatility Index” and, together with the Equity Index, the “Indices” and each, an “Index”) (Bloomberg ticker symbol: JPVOLUSA)
Payment at Maturity:

For each $1,000 principal amount note, you will receive at maturity a cash payment equal to:

$1,000 + [$1,000 × ([Equity Return + Volatility Return] – [Equity Deduction + Accrued Volatility Deduction])]

where the Equity Return, the Volatility Return and the Accrued Volatility Deduction are each determined as of the Observation Date (which will be accelerated if an Acceleration Trigger Event occurs).

In no event, however, will the payment at maturity be less than $0.

You will lose some or a substantial portion of your principal at maturity if (a) both the Equity Return and the Volatility Return are negative on the Observation Date or (b) a positive Index Return from one Index is not sufficient to offset a negative Index Return from the other Index on the Observation Date, as well as the Equity Deduction and the Accrued Volatility Deduction, or (c) both the Equity Return and the Volatility Return are positive on the Observation Date but are not sufficient to offset the Equity Deduction and the Accrued Volatility Deduction.

Equity Return:	On any relevant day, the Index Return of the Equity Index on that day
Volatility Return:	On any relevant day, the Index Return of the Volatility Index on that day
Equity Deduction:	0.25%
Accrued Volatility Deduction:	0.85% (the “Annualized Volatility Deduction Percentage”) × (days / 365), where “days” means the number of calendar days from, but excluding, the pricing date to, and including, the Observation Date (which will be accelerated if an Acceleration Trigger Event occurs)
Acceleration Trigger Event:

An Acceleration Trigger Event will occur, and the notes will be accelerated, if the Average Index Return is less than the Acceleration Trigger Level on any Valuation Date. See “— Observation Date” and “— Maturity Date” below.

Because an Acceleration Trigger Event will occur and your notes will be accelerated only if the Average Index Return is less than the Acceleration Trigger Level of -30%, you will likely lose some or a substantial portion of your principal if an Acceleration Trigger Event occurs.

Acceleration Trigger Level:	-30%
Other Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 32-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 16-I and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplements, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2.50	$997.50
Total	$2,444,000	$5,322.50	$2,438,677.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay, with respect to $2,129,000 aggregate principal amount of notes, all of the selling commissions of $2.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. JPMS will not receive any selling commissions for the remainder of the notes.

JPMS will also receive the aggregate profits generated from the deduction of the volatility index fee of 0.75% per annum and the Accrued Volatility Deduction to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  Our affiliates do not intend to hedge any unsold portion of the offering described below. Accordingly, JPMS will not receive the aggregate profits generated from the deduction of the volatility index fee of 0.75% per annum on any such unsold portion of the notes until those notes have been purchased by investors.  See “Selected Purchase Considerations — Return Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this amended and restated term sheet and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-33 of the accompanying product supplement no. 32-I.

The total aggregate principal amount of the notes offered by this pricing supplement was not purchased by investors. JPMS will retain the unsold portion of the offering of $315,000 aggregate principal amount notes and has agreed to hold those notes for investment for a period of at least 30 days. This unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $965.50 per $1,000 principal amount note. JPMS’s estimated value reflects the volatility index fee that will accrue on a daily basis over the term of the notes and the Equity Deduction and the Accrued Volatility Deduction. The other adjustments to the level of the Volatility Index do not impact JPMS’s estimated value. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 5, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 32-I dated January 18, 2013, underlying supplement no. 1-I dated November 14, 2011 and underlying supplement no. 16-I dated June 3, 2013. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the amended and restated term sheet related hereto dated September 5, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 32-I, “Risk Factors” in the accompanying underlying supplement no. 1-I and “Risk Factors” in the accompanying underlying supplement no. 16-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 32-I dated January 18, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313000401/crt_35589-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Underlying supplement no. 16-I dated June 3, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313003404/crt_dp38667.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Index Return:	The Index Return of the Equity Index or the Volatility Index, as applicable, is equal to: Ending Index Level – Initial Index Level Initial Index Level
Average Index Return:	On any relevant day: Equity Return + Volatility Return 2
Initial Index Level:	With respect to each Index, a level of that Index determined on the pricing date in the sole discretion of the Note Calculation Agent, which was 2,950.73 with respect to the Equity Index and 265.21 with respect to the Volatility Index. The Initial Index Level of each Index is not the regular official closing level of that Index on the pricing date. Although the Note Calculation Agent has made all determinations and has taken all actions in relation to the establishment of the Initial Index Level of each Index in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The Note Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Index Level of each Index, that might affect the value of your notes.
Ending Index Level:	On any relevant day, with respect to each Index, the closing level of that Index on that day
Valuation Dates†:	Each business day from but excluding the pricing date to but excluding the Observation Date
Accelerated Observation Date†:	The business day immediately following the day on which an Acceleration Trigger Event occurs
Observation Date†:	September 4, 2015, provided, however that if an Acceleration Trigger Event occurs, the Observation Date will be the Accelerated Observation Date
Maturity Date†:	September 10, 2015, provided, however that if an Acceleration Trigger Event occurs, the Maturity Date will be the third business day following the Accelerated Observation Date
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of ours
Volatility Index Calculation Agent:	J.P. Morgan Securities plc (“JPMS plc”), an affiliate of ours
CUSIP:	48126NQWO
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 32-I, “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked to the Index and other reference assets” in the accompanying underlying supplement no. 16-I and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 32-I

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Market Disruption Events. If a market disruption event occurs or exists on any Valuation Date or the Observation Date and is not resolved within three business days, the Note Calculation Agent will determine the Ending Index Level of any affected Index for that day in the manner described under “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 32-I and “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked to the Index and other reference assets” in the accompanying underlying supplement no. 16-I.

The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (the “Volatility Index”) is a synthetic, rules-based proprietary index developed and maintained by JPMS plc. The level of the Volatility Index is published each trading day under the Bloomberg ticker symbol “JPVOLUSA.” The Volatility Index was created on April 30, 2013, and therefore has limited historical performance.

The Volatility Index is a synthetic, dynamic strategy that adjusts its synthetic exposures to two underlying components based on market conditions with the aims of generating positive returns during normal market conditions and mitigating losses or generating positive returns during high-volatility market conditions:

•	the “Variance Component” seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the S&P 500® Index (the “SPX Index”) on a daily basis when certain market conditions are present. The Variance Component aims to reflect negative sensitivity to the volatility of the SPX Index and, subject to transaction costs, will generally yield a positive return when the realized volatility of the SPX Index is consistently less than the implied volatility of the SPX Index, which may occur under normal market conditions; and
•	the “Futures Component” is generally expected to be activated only under high-volatility market conditions and is intended to generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions. The Futures Component, when activated, reflects returns from maintaining a synthetic long position in futures contracts (each, a “VIX futures contract” and together, “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”), which is a benchmark index designed to measure the market price of 30-day implied volatility of the SPX Index. The Futures Component, when activated, aims to reflect positive sensitivity to the volatility of the SPX Index and will generally yield a positive return when the market for VIX futures contracts is in “backwardation” (meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, as described in more detail below), which is typical during high-volatility market conditions.

No assurance can be given that the Volatility Index’s strategy will be successful or that the Volatility Index will generate positive returns under any market conditions. See “Selected Risk Considerations” in this pricing supplement.

The Variance Component synthetically sells variance swaps on a daily basis on days when the implied volatility of the SPX Index (as measured by the VIX Index) is greater than the realized volatility of the SPX Index. The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period. In addition, the Futures Component is expected to be deactivated, and therefore to reflect no return, during periods when a signal indicates that the market for VIX futures contracts is in contango (meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration, as described in more detail below), which is also typical under normal market conditions. Under these circumstances, the Volatility Index is generally expected to reflect negative sensitivity to the volatility of the SPX Index through the Variance Component.

If the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index, which is typical under high-volatility market conditions, the Variance Component will not synthetically sell any additional variance swaps. In addition, the Futures Component will be progressively activated during periods when a signal indicates that the market for VIX futures contracts is in backwardation, which is also typical under high-volatility market conditions. Under these circumstances, the Volatility Index is generally expected to reflect positive sensitivity to the volatility of the SPX Index because the Futures Component will be progressively activated and weighted as described below.

Assuming that the Variance Component had sold synthetic variance swaps daily throughout the immediately preceding month, the weight of the Futures Component is adjusted once each month using a methodology that is intended to result in the level of the Futures Component, if activated, being approximately twice as sensitive to a change in the volatility of the SPX Index as the level of the Variance Component (as adjusted to account for differences in the maturities of the synthetic variance swaps underlying the Variance Component and the VIX futures contracts underlying the Futures Component). Accordingly, when the Futures Component is activated, the positive sensitivity to the volatility of the SPX Index provided by the Futures Component is expected to more than offset any negative sensitivity to the volatility of the

JPMorgan Structured Investments —	PS-2
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

SPX Index provided by the Variance Component, so that the Volatility Index as a whole will be expected to reflect positive sensitivity to the volatility of the SPX Index.

If the Variance Component had not consistently sold synthetic variance swaps throughout the immediately preceding month, the positive sensitivity to volatility of the SPX Index provided by the Futures Component, if activated, would be more than twice the negative sensitivity to the volatility of the SPX Index provided by the Variance Component. In addition, if the Variance Component had not sold any synthetic variance swaps throughout the immediately preceding month, the Variance Component would not provide any exposure to the volatility of the SPX Index. Under these circumstances, the only exposure to the volatility of the SPX Index provided by the Volatility Index as a whole would be the positive sensitivity to the volatility of the SPX Index provided by the Futures Component, if activated.

The Volatility Index is described as a “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

Fees and Adjustments

The Volatility Index, the Variance Component and the Futures Component are subject to the deduction of a total of four types of fees and adjustments:

•	Volatility index fee: on each day, the calculation of the Volatility Index reflects the deduction of an adjustment factor of 0.75% per annum;
•	Volatility index adjustment: once each month, if the Futures Component is activated, the calculation of the Volatility Index will reflect a deduction, which we refer to as the “monthly rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with adjusting the weight attributed to the Futures Component in the Volatility Index;
•	Futures Component adjustment: on each day, if the Futures Component is activated, the calculation of the Futures Component will reflect a deduction, which we refer to as the “daily rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with rolling the VIX futures contracts underlying the Futures Component; and
•	Variance Component adjustment: on each relevant day, the strike level of any synthetic variance swap initiated under the Variance Component will reflect the level of the VIX Index on that day less a strike adjustment, which is intended to approximate transaction costs, including bid-ask spreads and slippage costs (explained below).

The monthly rebalancing adjustment amount is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per month (depending on the level of the VIX Index) to the aggregate notional amount of each of the VIX futures contracts hypothetically traded as the result of a change in the weight of the Futures Component in connection with the monthly reweighting. The daily rebalancing adjustment amount is determined by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position in the relevant VIX futures contracts.

The monthly rebalancing adjustment amount and the daily rebalancing adjustment amount are intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. VIX futures slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.

The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and slippage costs, that would be experienced by a professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component. The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component. Unlike the volatility index fee, the monthly rebalancing adjustment amount, the daily rebalancing adjustment amount and the strike adjustment are not per annum fees.

The Variance Component

The Variance Component seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the SPX Index on a daily basis when certain market conditions are present. Subject to transaction costs, the Variance Component will generally yield a positive return when the realized volatility of the SPX Index is consistently less than the implied volatility of the SPX Index, which may occur under normal market conditions.

Volatility is a measure of the variability of the returns of a given financial asset over a time period. One common approach to estimating volatility is to measure the variability of the historical returns of an asset, which is referred to as realized

JPMorgan Structured Investments —	PS-3
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

volatility. Another approach to estimating volatility is to infer the market’s expectation of the volatility of an asset over a future period from the prices of listed option contracts that reference the asset, which is referred to as implied volatility. For example, the implied volatility of the SPX Index can be inferred from the prices of listed options on the SPX Index. The VIX Index is viewed as the benchmark for measuring the near term (30-day) implied volatility of the SPX Index.

A variance swap is an instrument designed to give investors exposure to the variance of an underlying asset. Variance is the square of volatility and is used in some products, including the synthetic variance swaps underlying the Variance Component, in place of volatility due to mathematical properties that make it more convenient to value and hedge those products. For example, the mark-to-market value of a variance swap can be determined as the time-weighted average of any realized variance and the implied variance for the remaining term of that variance swap. One result of referencing variance rather than volatility is that the payout on a variance swap is non-linear, as described below.

In a short variance swap position, parties arrange to exchange at a specified time (e.g., in one month) a pre-agreed notional amount multiplied by the difference between the square of a strike level, which is determined by reference to implied volatility, and the square of the realized volatility of an underlying asset (i.e., the variance of that underlying asset). Selling a variance swap means that an investor will benefit when realized volatility is lower than the predetermined strike level. However, if realized volatility is higher than the strike level, this will result in a loss to the seller of a variance swap. The following graph shows the returns of a seller of a hypothetical variance swap struck at 25.00% with a notional amount set so that, in general, if the realized volatility of the underlying asset is less than the strike level by 1%, the return on that variance swap will be approximately $1.00 and if the realized volatility of the underlying asset is greater than the Strike Level by 1%, the return on that variance swap will be approximately -$1.00. As shown in the graph below, the payoff on a variance swap is non-linear. In particular, for the seller of a variance swap, (a) potential gains on the variance swap are capped because volatility cannot decline below 0%, (b) gains on the variance swap increase at a decreasing rate as volatility declines and (c) losses on the variance swap increase at an accelerating rate as volatility increases. Sellers of variance swaps may experience significant losses when the volatility of the underlying asset is considerably higher than the strike level. The strike level of a variance swap may be slightly higher than the strike level for a swap that reflects a linear payout by referencing volatility rather than variance to reflect the additional risk borne by the seller of the variance swap due to the non-linear payout.

Because the seller of a variance swap on the SPX Index will generally receive a positive return when the implied volatility of the SPX Index is consistently greater than the realized volatility of the SPX Index, subject to transaction costs, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index. The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.

The strike level of that synthetic variance swap will reflect the level of the VIX Index on the relevant day, which is a measure of the implied volatility of the SPX Index on that day, less a strike adjustment. The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and slippage costs, that would be experienced by a professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component. The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.

The notional amount of that synthetic variance swap will be set so that, in general, if the realized volatility of the SPX Index is less than the strike level by 1%, the return for the seller of that synthetic variance swap will be approximately 0.025%

JPMorgan Structured Investments —	PS-4
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

and if the realized volatility of the SPX Index is greater than the strike level by 1%, the return for the seller of that synthetic variance swap will be approximately -0.025%. These returns are approximate rather than exact because the returns on variance swaps are non-linear, as described above. In addition, the further that the realized volatility of the SPX Index is from the strike level, the less accurate this approximation will be.

In general, the level of the Variance Component on any day references the mark-to-market values of the existing short positions in synthetic variance swaps outstanding on that day. The mark-to-market value of a synthetic variance swap reflects the realized volatility of the SPX Index on each day that has elapsed since that synthetic variance swap was initiated and the implied volatility with respect to the period including each day remaining until that synthetic variance swap matures. Accordingly, the mark-to-market values of the existing short positions in synthetic variance swaps will have a direct effect on the level of the Variance Component. In addition, because the notional of any new synthetic variance swap is determined, in part, by reference to the level of the Variance Component, the mark-to-market values of the existing short positions in synthetic variance swaps will also have an indirect effect on the level of the Variance Component.

The Futures Component

The Futures Component is generally expected to be activated only under high-volatility market conditions and is intended to generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions. The Futures Component, when activated, replicates the returns from a contingent long position in VIX futures contracts that is rolled throughout each month as described below. VIX futures contracts allow investors the ability to invest in forward volatility based on their view of the direction of future movement of the VIX Index. The VIX Index is a benchmark index designed to measure the market price of 30-day implied volatility of the SPX Index, and the calculation of the spot level of the VIX Index is based on prices of put and call options on the SPX Index.

As described in more detail below, under normal market conditions, the Futures Component is expected to be deactivated. In general, the Futures Component is expected to provide exposure to VIX futures contracts only during periods of high volatility, which may be limited in duration. When deactivated, the Futures Component will provide no exposure to VIX futures contracts. Accordingly, for any period during which the Futures Component is deactivated, the level of the Futures Component will remain constant.

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index. In the case of VIX futures contracts, one set of contracts settles each month on the published settlement date. At any time, the VIX futures contracts scheduled to settle on the next scheduled settlement date are referred to as the first-month VIX futures contracts, and the VIX futures contracts scheduled to settle on the following month’s settlement date are referred to as the second-month VIX futures contracts. On the day that the first-month VIX futures contracts are scheduled to be settled, the old second-month VIX futures contracts become the new first-month VIX futures contracts, the old third-month VIX futures contracts become the new second-month VIX futures contracts and so forth.

A long position in VIX futures contracts can be maintained by selling VIX futures contracts that specify cash settlement on a nearby date and buying VIX futures contracts that specify cash settlement on a later date. This process is known as “rolling” a futures position. When activated, the Futures Component will maintain a synthetic long position in second-month and third-month VIX futures contracts. Specifically, when the Futures Component is activated, the synthetic long position is maintained by synthetically selling on a daily basis the second-month VIX futures contract to reduce the synthetic long position in the second-month VIX futures contract and synthetically buying on a daily basis the third-month VIX futures contract to increase the synthetic long position in the third-month VIX futures contract. One of the effects of daily rolling is to maintain an approximate specified weighted average maturity for the underlying VIX futures contracts. The weighted average maturity for the VIX futures contracts underlying the synthetic long position is approximately two months on any day when the Futures Component is activated.

A synthetic long position is expected to generate positive returns only when the market for VIX futures contracts is in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in backwardation, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is lower than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a positive “roll yield.” Accordingly, the Futures Component is designed to progressively activate the synthetic long position in VIX futures contracts with a weighted average maturity of approximately two months under market conditions described below that may result when the market for the relevant VIX futures contracts is in backwardation.

Under normal market conditions, VIX futures contracts are expected to be in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase

JPMorgan Structured Investments —	PS-5
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is higher than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a negative “roll yield.” To reduce the potential for a negative roll yield when VIX futures contracts are in contango, the Futures Component is designed to progressively deactivate the synthetic long position, if already activated, under market conditions described below that may result when the market for the relevant VIX futures contracts is in contango.

Exposure to the synthetic long position will vary between 0% and 100%, in 25% increments. On any Futures Component Calculation Day (as defined in the accompanying underlying supplement no. 16-I), the exposure to the synthetic long position that will be used in the calculation of the level of the Futures Component on the following Futures Component Calculation Day will be increased by 25%, subject to a maximum exposure of 100%, if the level of the VIX Index was greater than or equal to the rolling weighted average price of VIX futures contracts with a maturity that is one month less than the maturity of the VIX futures contracts included in the synthetic long position (i.e., the first-month and second-month VIX futures contracts), whether activated or not, for each of the three consecutive immediately preceding Futures Component Calculation Days that were not Disrupted Futures Component Calculation Days (as defined in the accompanying underlying supplement no. 16-I). Conversely, the exposure to the synthetic long position will be decreased by 25%, subject to a minimum exposure of 0%, on any Futures Component Calculation Day if the level of the VIX Index was less than the rolling weighted average price of those VIX futures contracts for each of the three consecutive immediately preceding Futures Component Calculation Days that were not Disrupted Futures Component Calculation Days. On any Futures Component Calculation Day for which these conditions are not met, the exposure to the synthetic long position will not be increased or decreased.

Because several Futures Component Calculation Days will pass following a change in the futures market before the synthetic long position will be fully activated (i.e., where the exposure to the synthetic long position is equal to 100%) or deactivated (i.e., where the exposure to the synthetic long position is equal to 0%), the Futures Component is subject to a time lag. See “Selected Risk Considerations — Risks Relating to the Futures Component — Due to the Time Lag Inherent in the Futures Component, the Long Return Exposure May Not Be Adjusted Quickly Enough in Response to a Change in Market Conditions for the Investment Strategy on Which the Futures Component Is Based to Be Successful” in this pricing supplement.

On each day when the Futures Component is activated, the calculation of the Futures Component will reflect the daily deduction of a “daily rebalancing adjustment amount” that is determined by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position. The daily rebalancing adjustment amount is intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts.

For more information about the Volatility Index, the Variance Component, Futures Component, the VIX futures contracts and the VIX Index, please see “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” “Background on Futures Contracts on the CBOE Volatility Index®” and “Background on the CBOE Volatility Index®,” respectively, in the accompanying underlying supplement no. 16-I.

JPMorgan Structured Investments —	PS-6
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity linked to the Equity Index and the Volatility Index (which will reflect four types of fees and adjustments described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement), which will be reduced by the Equity Deduction and the Accrued Volatility Deduction. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performances of the Indices (which, in the case of the Volatility Index, will reflect fees and deductions), subject to the negative impact of the Equity Deduction and the Accrued Volatility Deduction. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE S&P 500® TOTAL RETURN INDEX AND THE J.P. MORGAN VOLEMONT STRATEGY – U.S. EQUITY (SERIES 1) (USD) — The return on the notes is linked in part to the S&P 500® Total Return Index. The S&P 500® Total Return Index represents the total return earned on a portfolio that tracks the S&P 500® Index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The S&P 500® Total Return Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Equity Index, see Appendix A to this pricing supplement.

The return on the notes is also linked in part to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD), which adjusts its synthetic exposures to two underlying components, the Variance Component and the Futures Component, based on market conditions with the aims of generating positive returns during normal market conditions and mitigating losses or generating positive returns during high-volatility market conditions. The Volatility Index, the Variance Component and the Futures Component are subject to the deduction of a total of four types of fees and adjustments. For additional information, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” above and in the accompanying underlying supplement no. 16-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 32-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date. Investing in the notes is not equivalent to investing directly in the Indices or any of their underlying equity securities, synthetic variance swaps or futures contracts. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 32-I dated January 18, 2013, the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 16-I dated June 3, 2013. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your principal. The return on the notes will reflect the negative impact of the Equity Deduction and the Accrued Volatility Deduction in addition to the performances of the Indices, and the performance of the Volatility Index will reflect the deduction of four types of fees and deductions from the level of the Volatility Index. Please see “— You May Receive Less Than Your Principal Amount Due to the Fees and Adjustments Deducted from the Level of the Volatility Index and the Equity Deduction and the Accrued Volatility Deduction” below for more information. You will lose some or a substantial portion of your principal at maturity if (a) both the Equity Return and the Volatility Return are negative on the Observation Date, (b) a positive Index Return from one Index is not sufficient to offset a negative Index Return from the other Index on the Observation Date, as well as the Equity Deduction and the Accrued Volatility Deduction, or (c) both the Equity Return and the Volatility Return are positive on the Observation Date but are not sufficient to offset the Equity Deduction and the Accrued Volatility Deduction.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT DUE TO THE FEES AND ADJUSTMENTS DEDUCTED FROM THE LEVEL OF THE VOLATILITY INDEX AND THE EQUITY DEDUCTION AND THE ACCRUED VOLATILITY DEDUCTION — Because the closing level of the Volatility Index will reflect four types of fees and adjustments, as described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement, the level of the Volatility Index will decrease if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these fees and adjustments. In particular, please see “— Risks Relating to the Variance Component of the Volatility Index — The Determination of the Strike Levels as Part of the Calculation of the Variance Component Includes a Downward Adjustment That Will Adversely Affect the Level of the Variance Component” and “— Risks Relating to the Futures Component of the Volatility Index — The Daily Rebalancing Adjustment Amount Is Likely to Have a Substantial Adverse Effect on the Level of the Futures Component Over Time” below for more information. A decrease in the level of the Volatility Index (due to these fees and adjustments or otherwise) between the pricing date and the Observation Date will have a negative effect, which may be significant, on the payment at maturity on the notes. Moreover, the notes are subject to an Equity Deduction of 0.25% and an Accrued Volatility Deduction of 0.85% per annum, which will reduce your payment at maturity.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as the Note Calculation Agent, the Volatility Index Calculation Agent and the sponsor of the Volatility Index, and as agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, the Volatility Index Calculation Agent, the sponsor of the Volatility Index, the agent for the offering of the notes and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. For example, in connection with the maintenance of the Volatility Index, JPMS may receive a portion of the aggregate profits, if any, that may be generated from time to time related to some portion of the deduction of the various adjustments described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement from the level of the Volatility Index. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 32-I and “Risk Factors” in the accompanying underlying supplement no. 16-I for additional information about these risks.

Although the Note Calculation Agent has made all determinations and has taken all actions in relation to the establishment of the Initial Index Level of each Index in good faith, it should be noted that such discretion could have

JPMorgan Structured Investments —	PS-8
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

an impact (positive or negative), on the value of your notes.  The Note Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Index Level of each Index, that might affect the value of your notes.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on equity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Equity Index, the equity securities underlying the Equity Index, the Volatility Index and the VIX futures contracts underlying the Volatility Index.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the volatility index fee that will accrue on a daily basis over the term of the notes, as well as the Equity Deduction and the Accrued Volatility Deduction. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates, the volatility index fee, the Equity Deduction, the Accrued Volatility Deduction and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES — We generally expect that the portions of the volatility index fee and the Accrued Volatility Deduction that have not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors,
JPMorgan Structured Investments —	PS-9
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, the portions of the volatility index fee and the Accrued Volatility Deduction that have not yet accrued, the Equity Deduction and the levels of the Indices, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the Equity Index;
•	prevailing market prices, volatility and liquidity of any option or futures contracts relating to the Volatility Index, the VIX Index, the Equity Index, the equity securities included in the Equity Index or VIX futures contracts;
•	the actual and expected volatility in the Volatility Index, the Equity Index and in the prices of the securities included in the Equity Index and the VIX futures contracts included in the Volatility Index;
•	the level of correlation of the Indices;
•	the liquidity of VIX futures contracts;
•	the time to maturity of the notes;
•	the dividend rate on the equity securities included in the Equity Index (while not paid to holders of the notes, dividend payments on any equity securities included in the Equity Index may influence the level of the Equity Index and the market value of options on the Equity Index and therefore affect the market value of the notes);
•	interest and yield rates in the market generally;
•	supply and demand in the listed and over-the-counter equity derivative markets; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Equity Index would have.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

Risks Relating to the Payout Structure

•	THE RETURNS OF THE EQUITY INDEX AND THE VOLATILITY INDEX MAY OFFSET EACH OTHER — The payment at maturity on the notes will be determined in part by the performance of the Equity Index and in part by the performance of the Volatility Index. The returns of the Equity Index and the Volatility Index may not correlate with each other. At a time when the level of one Index increases, the level of the other Index may decline. Therefore, in determining the payment at maturity on the notes or whether an Acceleration Trigger Event has occurred, an increase in the level of one Index may be offset, in whole or in part, or more than offset, by a decline in the level of the other Index.
•	IF BOTH INDICES DECLINE, THE EFFECT OF THE NEGATIVE PERFORMANCE OF ONE INDEX WILL BE ADDITIVE TO THE EFFECT OF THE NEGATIVE PERFORMANCE OF THE OTHER INDEX — It is possible that the returns of the Equity Index and the Volatility Index may both be negative, in which case the negative performance of one Index will be additive to the negative performance of the other Index. High correlation of movements in the Indices during periods of negative returns for both Indices could increase the likelihood of the occurrence of an Acceleration Trigger Event and could otherwise have an adverse effect on the payment at maturity on the notes. In addition, the payment at maturity on the notes is based on the sum of the Index Returns of the Indices on the Observation Date and not on the average of the Index Returns of the Indices on that date. As a result, the notes may not perform as well as notes with a return linked to one Index or the other or an average of the two Indices.
•	THE CLOSING LEVEL OF AN INDEX ON THE OBSERVATION DATE MAY BE LESS THAN THE CLOSING LEVEL OF THAT INDEX ON THE MATURITY DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES —The closing level of an Index on the Maturity Date or at other times during the term of the notes, including dates near the Observation Date, could be higher than the closing level of that Index on the Observation Date. This difference could be particularly large if there
JPMorgan Structured Investments —	PS-10
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

is a significant increase in the level of an Index after the Observation Date, if there is a significant decrease in the level of that Index prior to the Observation Date or if there is significant volatility in that Index during the term of the notes.

•	YOU WILL LIKELY LOSE SOME OR A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AT MATURITY IF THE NOTES ARE ACCELERATED DUE TO AN ACCELERATION TRIGGER EVENT — The notes will be accelerated if the Average Index Return is less than the Acceleration Trigger Level on any Valuation Date. Because an Acceleration Trigger Event will occur and your notes will be accelerated only if the Average Index Return is less than the Acceleration Trigger Level of -30%, you will likely lose some or a substantial portion of your principal at maturity if an Acceleration Trigger Event occurs. You will not benefit from any subsequent appreciation of either Index.
•	IF THE NOTES ARE ACCELERATED DUE TO AN ACCELERATION TRIGGER EVENT, YOU WILL BE EXPOSED TO REINVESTMENT RISK — If the notes are accelerated due to an Acceleration Trigger Event, the holding period could be significantly less than the full term of the notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics.

Risks Relating to the Equity Index and the Volatility Index Generally

•	WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE EQUITY INDEX — We are currently one of the companies that make up the Equity Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the Equity Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Equity Index and the notes.
•	OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE SPONSOR OF THE VOLATILITY INDEX AND THE VOLATILITY INDEX CALCULATION AGENT AND MAY ADJUST THE VOLATILITY INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the sponsor of the Volatility Index and the Volatility Index Calculation Agent and is responsible for calculating and publishing the official closing levels of the Volatility Index, maintaining the Volatility Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Volatility Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in relation to the Volatility Index in specific instances, including but not limited to the determination of the levels to be used in the event of market disruptions that affect its ability to calculate and publish the Volatility Index and the interpretation of the rules governing the Volatility Index. In addition, JPMS plc has discretion, acting in good faith and in a commercially reasonable manner, to include, exclude or substitute any VIX futures contract or the VIX Index on a specific date of its choosing. Unlike other indices, the maintenance of the Volatility Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Volatility Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

Although JPMS plc will make all determinations and take all action in relation to the Volatility Index acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the closing level of the Volatility Index. JPMS plc is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the VIX futures contracts in the Volatility Index is not an investment recommendation by us or JPMS plc of the VIX futures contracts or the VIX Index.

•	NOTES THAT PROVIDE EXPOSURE TO EQUITY VOLATILITY, WHICH ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, ARE NOT SUITABLE FOR ALL INVESTORS. YOU SHOULD ACTIVELY MONITOR YOUR INVESTMENT IN THE NOTES — Notes that provide exposure to equity volatility are not suitable for all investors. The notes reflect the performance of the Volatility Index, which is dependent on the returns of synthetic variance swaps on the SPX Index and the price of the VIX futures contracts. As a consequence, investors in the notes should understand that their investment is exposed to the performance of the synthetic variance swaps and the synthetic positions in VIX futures contracts, which can be volatile and move dramatically over short periods of time. Because of the large and sudden value movements associated with synthetic variance swaps and VIX futures contracts, the notes should be purchased only by sophisticated investors who understand risks associated with investments linked to equity volatility and who intend to monitor and manage their investments actively. You should consider your investment horizon and objectives, financial resources and risk tolerance, as well as any potential trading costs, when evaluating an investment in the notes. Investors should regularly monitor their investment in the notes to ensure that it remains consistent with their investment objectives.
•	THE VOLATILITY INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE VIX FUTURES CONTRACTS UNDERLYING THE VOLATILITY INDEX — The Volatility Index follows a proprietary strategy that operates on the basis on pre-determined rules. No assurance can be given that the investment strategy on which the Volatility Index is based will be successful or that the Volatility Index will outperform any alternative strategy that might be employed with respect to the synthetic variance swaps or VIX futures contracts underlying the Volatility Index.
•	THE VOLATILITY INDEX’S WEIGHTING METHODOLOGY MAY NOT BE SUCCESSFUL — Assuming that the Variance Component had sold synthetic variance swaps daily throughout the immediately preceding month, the weight of the Futures Component is adjusted once each month using a methodology that is intended to result in the level of the Futures Component, if activated, being approximately twice as sensitive to a change in the volatility of the SPX Index
JPMorgan Structured Investments —	PS-11
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

as the level of the Variance Component. Accordingly, when the Futures Component is activated, the positive sensitivity to the volatility of the SPX Index provided by the Futures Component is expected to more than offset any negative sensitivity to the volatility of the SPX Index provided by the Variance Component, so that the Volatility Index as a whole will be expected to reflect positive sensitivity to the volatility of the SPX Index.

If the Variance Component had not consistently sold synthetic variance swaps throughout the immediately preceding month, the positive sensitivity to volatility of the SPX Index provided by the Futures Component, if activated, would be more than twice the negative sensitivity to the volatility of the SPX Index provided by the Variance Component. In addition, if the Variance Component had not sold any synthetic variance swaps throughout the immediately preceding month, the Variance Component would not provide any exposure to the volatility of the SPX Index. Under these circumstances, the only exposure to the volatility of the SPX Index provided by the Volatility Index as a whole would be the positive sensitivity to the volatility of the SPX Index provided by the Futures Component, if activated.

No assurance can be given that this weighting methodology will be successful or that the Volatility Index will provide the intended sensitive to volatility during any market conditions. See “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this pricing supplement for additional information.

•	CONCENTRATION RISKS ASSOCIATED WITH THE VOLATILITY INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — The Volatility Index provides synthetic exposure to 30-day synthetic variance swaps on the SPX Index and VIX futures contracts with a maturity of between two and three months and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Volatility Index in terms of both the number and variety of synthetic variance swaps and/or VIX futures contracts. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.
•	THE NOTES ARE NOT LINKED TO THE VIX INDEX AND THE VALUE OF THE NOTES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE NOTES BEEN LINKED TO THE VIX INDEX — The value of the notes will be linked to the value of the Volatility Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Volatility Index is based upon holding synthetic short positions in variance swaps and a contingent rolling synthetic long position in VIX futures contracts. The synthetic variance swaps and VIX futures contracts will not necessarily track the performance of the VIX Index or a long-short position in the VIX Index. The notes may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the value of synthetic short positions in variance swaps or the price of the relevant VIX futures contracts to rise or fall. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index (long or short) could generate a higher return than the notes.
•	THE NOTES ARE NOT LINKED TO THE OPTIONS USED TO CALCULATE THE VIX INDEX, TO THE ACTUAL VOLATILITY OF THE S&P 500® INDEX OR TO THE EQUITY SECURITIES INCLUDED IN THE S&P 500® INDEX — The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may differ, perhaps significantly, from the level predicted by the VIX Index or from the prices of the put and call options included in the calculation of the VIX Index. The value of the notes is based on the value of the relevant synthetic variance swaps and VIX futures contracts included in the Volatility Index. The notes will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or traded put and call options used to calculate the level of the VIX Index or other instruments intended to provide a return equal to that of the VIX Index.
•	THE VOLATILITY INDEX HAS A LIMITED OPERATING HISTORY — The Volatility Index was created on April 30, 2013, and therefore has limited historical performance. Past performance should not be considered indicative of future performance.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE VOLATILITY INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Volatility Index set forth under “Hypothetical Back-tested Data and Historical Information” in this pricing supplement was calculated on materially the same basis as the performance of the Volatility Index is now calculated, but does not represent the actual historical performance of the Volatility Index and has not been verified by an independent third party. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this pricing supplement. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

Risks Relating to the Variance Component of the Volatility Index

•	THE DETERMINATION OF THE STRIKE LEVELS AS PART OF THE CALCULATION OF THE VARIANCE COMPONENT INCLUDES A DOWNWARD ADJUSTMENT THAT WILL ADVERSELY AFFECT THE LEVEL OF THE VARIANCE COMPONENT — On each relevant day, the Volatility Index Calculation Agent will determine the strike level of the synthetic variance swap, if any, that is to be initiated on that day. The strike level will reflect the level of the VIX Index on that day less a strike adjustment. The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and
JPMorgan Structured Investments —	PS-12
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

slippage costs, that would be experienced by a professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component. The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.

The strike adjustment generally increases as the level of the VIX Index increases, subject to a minimum of 1.1 and a maximum of 2.6. Because of the strike adjustment, the realized volatility of the SPX Index will need to be lower than would have been the case if the strike adjustment were not applied in order for a synthetic variance swap to generate a positive return or to avoid generating a loss. Accordingly, the strike adjustment will adversely affect the level of the Variance Component.

•	AN INCREASE IN THE REALIZED VOLATILITY OF THE SPX INDEX MAY HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT — The Variance Component seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the SPX Index on a daily basis when certain market conditions are present. In a short variance swap position, parties arrange to exchange at a specified time (e.g., in one month) a pre-agreed notional amount multiplied by the difference between the square of a strike level, which is determined by reference to implied volatility, and the square of the realized volatility of an underlying asset (i.e., the variance of that underlying asset). Selling a variance swap means that an investor will benefit when realized volatility is lower than the predetermined strike level. However, if realized volatility is higher than the strike level, this will result in a loss to the seller of a variance swap.

Because the seller of a variance swap on the SPX Index will generally receive a positive return when the implied volatility of the SPX Index is consistently greater than the realized volatility of the SPX Index, subject to transaction costs, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index. The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period. If, however, the realized volatility of the SPX Index increases during the 30-day term of a synthetic variance swap, that synthetic variance swap may generate a loss, which may be substantial and which will adversely affect the level of the Variance Component.

•	FLAT REALIZED VOLATILITY OF THE SPX INDEX MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT DUE TO THE STRIKE ADJUSTMENT — As described in the immediately preceding risk consideration, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index. If the implied volatility of the SPX Index, determined by reference to levels of the VIX Index, is greater than the realized volatility of the SPX Index, the Variance Component will synthetically sell a variance swap with a strike level determined by reference to the level of the VIX Index, subject to a deduction for the strike adjustment. As a result, if realized volatility is not far below the implied volatility and the realized volatility remains unchanged over the term of the variance swap, the short position in that synthetic variance swap may generate a loss.

For example, assume that the Volatility Index Calculation Agent determines that a synthetic variance swap is to be sold based on an implied volatility of the SPX Index of 25 and a realized volatility of 24 and that the level of the VIX Index used to determine the strike level of that synthetic variance swap is also 25. Under these circumstances, the strike adjustment will be 1.35 and the strike level (expressed in volatility percentage points) will be 23.65. If the realized volatility remains at 24 over the term of the synthetic variance swap, which is above the strike level of 23.65, that short synthetic variance swap will generate a loss that will adversely affect the level of the Variance Component even though the realized volatility remains below the implied volatility.

•	THE METHODOLOGY FOR DETERMINING WHETHER TO SELL SYNTHETIC VARIANCE SWAPS MAY NOT BE SUCCESSFUL — The Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index. The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period. No assurance can be given that this methodology for determining whether to sell synthetic variance swaps will be successful or that the Volatility Index will provide short exposure to synthetic variance swaps in a manner that will cause the Variance Component to generate a positive return.
•	THE RETURNS ON THE SYNTHETIC VARIANCE SWAPS UNDERLYING THE VARIANCE COMPONENT ARE CAPPED — Because the return on the synthetic variance swaps underlying the Variance Component reflects the difference between the implied volatility of the SPX Index and the realized volatility of the SPX Index, the return on those synthetic variance swaps is capped because the realized volatility of the SPX Index cannot fall below zero. Accordingly, the amount of appreciation of the Variance Component is limited.
•	THE RETURNS ON THE SYNTHETIC VARIANCE SWAPS UNDERLYING THE VARIANCE COMPONENT ARE NON-LINEAR, WHICH MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT — A variance swap is an instrument designed to give investors exposure to the variance of an underlying asset. Variance is the square of volatility and is used in some products, including the synthetic variance swaps underlying the Variance Component,
JPMorgan Structured Investments —	PS-13
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

in place of volatility due to mathematical properties that make it more convenient to value and hedge those products. For example, the mark-to-market value of a variance swap can be determined as the time-weighted average of any realized variance and the implied variance for the remaining term of that variance swap. One result of referencing variance rather than volatility is that the payout on a variance swap is non-linear.

Because the payoff on a variance swap is non-linear, for the seller of a variance swap, (a) gains on the variance swap increase at a decreasing rate as volatility declines and (b) losses on the variance swap increase at an accelerating rate as volatility increases. As a result, gains generated by large declines in the realized volatility of the SPX Index may be more than offset by losses generated by large increases in the realized volatility of the SPX Index. For an illustration of the payoff on a variance swap, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — The Variance Component” in this pricing supplement. These effects will result in the returns of the short positions in synthetic variance swaps underlying the Variance Component being less than they otherwise would be if the payouts on variance swaps were linear, which may have an adverse effect on the level of the Variance Component.

•	THE VARIANCE COMPONENT MAY BE UNINVESTED AT ANY TIME — The Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index. The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period. Accordingly, during periods when the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index, the Variance Component will not synthetically sell variance swaps, but the Variance Component will continue to provide exposure to any existing synthetic variance swaps until they mature. If the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index for a sustained period, the Variance Component will not provide exposure to synthetic variance swaps, as existing synthetic variance swaps will have matured, and the level of the Variance Component will remain constant. Under these circumstances, the volatility index fee will continue to be deducted from the level of the Volatility Index, even though there is no exposure to synthetic variance swaps.
•	DURING LOW VOLATILITY MARKET CONDITIONS, THE VARIANCE COMPONENT WILL PROVIDE DECREASED EXPOSURE TO SHORT POSITIONS IN ANY SYNTHETIC VARIANCE SWAPS — During low volatility market conditions (as measured by the level of the VIX Index), any new synthetic variance swaps sold by the Variance Component will be synthetically sold at a notional amount that has been scaled down at a rate that increases as volatility decreases. Accordingly, under these circumstances, the Variance Component will provide decreased exposure to short positions in any synthetic variance swaps. Under these circumstances, if the realized volatility of the SPX Index is less than the strike level of a synthetic variance swap, the level of the Variance Component will not increase as much as it would if the notional amount of that synthetic variance swap had not been scaled down.
•	MARK-TO-MARKET VALUES OF THE EXISTING SHORT POSITIONS IN SYNTHETIC VARIANCE SWAPS WILL HAVE DIRECT AND INDIRECT EFFECTS ON THE LEVEL OF THE VARIANCE COMPONENT — In general, the level of the Variance Component on any day references the mark-to-market values of the existing short positions in synthetic variance swaps outstanding on that day. The mark-to-market value of a synthetic variance swap reflects the realized volatility of the SPX Index on each day that has elapsed since that synthetic variance swap was initiated and the implied volatility with respect to the period including each day remaining until that synthetic variance swap matures. Accordingly, the mark-to-market values of the existing short positions in synthetic variance swaps will have a direct effect on the level of the Variance Component. In addition, because the notional of any new synthetic variance swap is determined, in part, by reference to the level of the Variance Component, the mark-to-market values of the existing short positions in synthetic variance swaps will also have an indirect effect on the level of the Variance Component. Because of these direct and indirect effects on the level of the Variance Component, the mark-to-market value of a synthetic variance swap, which is only an estimate of the value of that synthetic variance swap, may have an adverse effect on the level of the Variance Component.

Risks Relating to the Futures Component of the Volatility Index

THE DAILY REBALANCING ADJUSTMENT AMOUNT IS LIKELY TO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE FUTURES COMPONENT OVER TIME — The futures rebalancing adjustment factor, which is used to calculate the daily rebalancing adjustment amount, is not a per annum fee. The daily rebalancing adjustment amount is determined if the Futures Component is activated by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position in VIX futures contracts, which we refer to as the Long Return Exposure. The daily rebalancing adjustment amount is deducted from the level of the Futures Component on each Futures Component Calculation Day if the synthetic long position is activated on that Futures Component Calculation Day and/or on the immediately preceding Futures Component Calculation Day. The monthly rebalancing adjustment amount is similar to the daily rebalancing adjustment amount, but is deducted from the level of the Volatility Index once each month. For additional information about the monthly rebalancing adjustment amount, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement.

The daily rebalancing adjustment amount is intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures

JPMorgan Structured Investments —	PS-14
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. VIX futures slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract. However, the actual VIX futures slippage costs that would be incurred if a professional investor were to seek to replicate such a portfolio may be higher or lower than the daily rebalancing adjustment amount used in the calculation of the Futures Component.

For example, assuming that (a) the level of the VIX Index is equal to or less than 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) and (b) the synthetic long position in VIX futures contracts is fully activated, the performance of the Futures Component would be lower by approximately 0.40% over a one-month roll period (or lower by approximately 4.80% over the course of a year) as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts without accounting for a deduction of a daily rebalancing adjustment amount. All else being equal, the level of the Futures Component will decline unless the performance of the synthetic positions in VIX futures contracts included in the Futures Component, based on their official settlement prices, is sufficient to offset the negative effect of the daily rebalancing adjustment amount.

When the level of the VIX Index is greater than 35, the rebalancing adjustment factor will be greater than 0.20% and can be up to 0.50% on any given day. In this case, the impact on the Futures Component performance due to the daily rebalancing adjustment amount will be substantially greater. For example, if the level of the VIX Index is greater than 70 (which corresponds to the highest rate of 0.50% per day for the rebalancing adjustment factor) and the synthetic long position is fully activated, the performance of the Futures Component would be lower by approximately 1.00% over a one-month roll period as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts without accounting for a deduction of a daily rebalancing adjustment amount. However, the VIX Index historically has not remained at such elevated levels for more than a few days, weeks or months at a time. Nevertheless, we cannot provide any assurance that the VIX Index will consistently remain at or below 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) over the term of the notes.

In addition, on days on which the amount of the Long Return Exposure is adjusted (which adjustments occur in increments of 25% per day), in determining the daily rebalancing adjustment amount, the rebalancing adjustment factor of between 0.20% and 0.50% per day is effectively applied to an amount of up to approximately twice the change in the Long Return Exposure. Therefore, a change in the Long Return Exposure will also result in a substantial increase in the daily rebalancing adjustment amount.

While the amount of the daily rebalancing adjustment amount cannot be predicted with certainty, the daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Futures Component over time. For more information about the daily rebalancing adjustment amount, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Calculation and Publication of Index Levels — Calculation of Futures Component Levels — The Daily Rebalancing Adjustment Amount” in the accompanying underlying supplement no. 16-I.

•	THE LEVEL OF THE FUTURES COMPONENT IS EXPECTED TO INCREASE ONLY IN LIMITED MARKET CONDITIONS AND IS EXPECTED TO DECREASE IN OTHER MARKET CONDITIONS, WHICH MAY ADVERSELY AFFECT THE LEVEL OF THE VOLATILITY INDEX — The performance of a rolling excess return strategy, like the Futures Component when the synthetic long position in VIX futures contracts is activated, is affected by the price return of the futures contracts underlying the Futures Component and the roll return from rolling those futures contracts over time. See “— The Futures Component is an excess return strategy, and not a total return strategy.” In addition, when the synthetic long position in VIX futures contracts is activated, the Futures Component rolls its futures contracts throughout each monthly period in order to keep the weighted average maturity of the relevant futures contracts underlying the synthetic long position to approximately two months. Under this rolling process, when the synthetic long position in VIX futures contracts is activated, after initially establishing a synthetic long position in the second-month VIX futures contract (i.e., synthetically buying the second-month VIX futures contract) at the beginning of each monthly period, the Futures Component will synthetically sell a portion of the second-month VIX futures contract and buy a portion of the third-month VIX futures contract on each Futures Component Calculation Day during the monthly period. Furthermore, when activating the synthetic long position, the Futures Component does so progressively in 25% increments on each subsequent Futures Component Calculation Day (so long as the conditions for activating the synthetic long position continue to hold true on that day) until it is fully activated (i.e., until the Long Return Exposure is equal to 100%); however, the synthetic long position may not be fully activated or may not be activated at all.

When the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration, excluding other considerations, the price of VIX futures contracts will decrease as the contracts move nearer to maturity. Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position, if activated, generally will be negative (as the price each day will be less than the price observed the day before), and the roll return generally will also be negative (as the Futures Component will be synthetically selling a portion of the second-month VIX futures contract at a price that is lower than the price it pays to synthetically buy a portion of the

JPMorgan Structured Investments —	PS-15
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

third-month VIX futures contract). Therefore, under these market conditions, generally, we expect that returns from the synthetic long position, if activated, will be negative and, therefore, the level of the Futures Component will decline. We should note that, unless the market is in contango only for short periods of time, we do not expect this scenario to arise, as we expect the Futures Component to deactivate the synthetic long position when the market is in contango for a sustained period of time.

The level of the Futures Component will increase only if the synthetic long position is activated and generates a positive return (which is typical in markets exhibiting “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration) and that return is sufficient to offset the negative effect of the daily rebalancing adjustment amount. The synthetic long position is expected to be activated only during periods of high volatility, which may be limited in duration. Conversely, the level of the Futures Component will decrease if the synthetic long position is activated and generates a negative return or if the synthetic long position is activated and the return from the synthetic long position is not sufficient to offset the negative effect of the daily rebalancing adjustment amount. The level of the Futures Component will remain constant if the synthetic long position is not activated (which is typical in markets exhibiting contango). Under these circumstances, the volatility index fee will continue to be deducted from the level of the Volatility Index, even though there is no exposure to VIX futures contracts. Contango in VIX futures contracts is typical in a low-volatility market environment.

•	THE FUTURES COMPONENT IS LIKELY TO BE UNINVESTED (AND, THEREFORE, PROVIDE NO EXPOSURE TO VIX FUTURES CONTRACTS) FOR SUSTAINED PERIODS OF TIME — As described in more detail below, under normal market conditions, the Futures Component is expected to be deactivated. In general, the Futures Component is expected to provide exposure to VIX futures contracts only during periods of high volatility, which may be limited in duration. When deactivated, the Futures Component will provide no exposure to VIX futures contracts. Accordingly, for any period during which the synthetic long position is deactivated, the level of the Futures Component will remain constant. Under these circumstances, the volatility index fee will continue to be deducted from the level of the Volatility Index, even though there is no exposure to VIX futures contracts.
•	BECAUSE THE LONG RETURN EXPOSURE IS ADJUSTED ONLY IF THE APPLICABLE CONDITIONS ARE SATISFIED FOR THREE CONSECUTIVE FUTURES COMPONENT CALCULATION DAYS THAT ARE NOT DISRUPTED FUTURES COMPONENT CALCULATION DAYS, THE LONG RETURN EXPOSURE MAY NOT BE ADJUSTED DURING NON-TRENDING MARKET CONDITIONS — Because the Long Return Exposure is adjusted only if the applicable conditions are satisfied for three consecutive Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, the Long Return Exposure may not be adjusted when the market for VIX futures contracts fluctuates between contango and backwardation rapidly. For example, the Long Return Exposure will not be adjusted if the level of the VIX Index is greater than or equal to the rolling weighted average price of VIX futures contracts with a maturity that is one month less than the maturity of the VIX futures contracts included in the synthetic long position (i.e., the first-month and second-month VIX futures contracts) for one or two Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, after which the level of the VIX Index is less than the rolling weighted average price of those VIX futures contracts for one or two Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days. As a result, the Long Return Exposure may not be adjusted for an extended period if the market for VIX futures contracts fluctuates between contango and backwardation rapidly during that period. Under these conditions, and contrary to the purpose of the Futures Component, the Futures Component may not generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions. Furthermore, under these conditions, the Futures Component may incur negative roll yields from a synthetic long position that has not been deactivated or fully deactivated or may fail to capture positive roll yields from a synthetic long position that has not been activated or fully activated. See the immediately following risk consideration for additional information.
•	DUE TO THE TIME LAG INHERENT IN THE FUTURES COMPONENT, THE LONG RETURN EXPOSURE MAY NOT BE ADJUSTED QUICKLY ENOUGH IN RESPONSE TO A CHANGE IN MARKET CONDITIONS FOR THE INVESTMENT STRATEGY ON WHICH THE FUTURES COMPONENT IS BASED TO BE SUCCESSFUL — Because large price movements in VIX futures contracts can occur suddenly and over a short period of time, the VIX futures contracts may rapidly move from backwardation to contango or from contango to backwardation; however, the Long Return Exposure will remain unchanged until the applicable conditions described in the immediately preceding risk consideration have been satisfied for three consecutive Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, after which the Long Return Exposure will change in increments of 25% per Futures Component Calculation Day, subject to a maximum exposure of 100% and a minimum exposure of 0%. Accordingly, several Futures Component Calculation Days will pass following a change in the futures market before the synthetic long position can be fully activated (i.e., the Long Return Exposure is equal to 100%) or deactivated (i.e., the Long Return Exposure is 0%), by which time market conditions may have changed. Due to this time lag, the Long Return Exposure may not be adjusted quickly enough for the investment strategy on which the Futures Component is based to be successful.

The Futures Component may not activate or deactivate the synthetic long position at all due to short-term changes in the VIX futures contracts. Price movements in the VIX futures contracts over a period of three Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days could be significant. Accordingly, the Futures Component may not benefit from an activation of the synthetic long position in short periods of

JPMorgan Structured Investments —	PS-16
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

backwardation and the Futures Component may be adversely affected if the synthetic long position is not deactivated during a short period of contango. In addition, because it takes several Futures Component Calculation Days to activate or deactivate fully the synthetic long position, by the time the synthetic long position is activated or deactivated fully, the prices of the VIX futures contracts may be moving in the opposite direction, which may adversely affect the level of the Futures Component.

•	CHANGING PRICES OF THE VIX FUTURES CONTRACTS INCLUDED IN THE FUTURES COMPONENT MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE FUTURES COMPONENT — When activated, the Futures Component replicates the returns from a long position in VIX futures contracts that is rolled throughout each month. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index. As the VIX futures contracts included in the Futures Component approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a VIX futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be gradually replaced by a contract for delivery in November, through incremental synthetic sales of a portion of the position in the October contract, accompanied by incremental synthetic purchases of the November contract. This process is referred to as “rolling.”

The synthetic long position is expected to generate positive returns only when the market for VIX futures contracts is in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in backwardation, the purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is lower than the price of the sale of the second-month VIX futures contract, thereby creating a positive “roll yield.” Accordingly, the Futures Component is designed to progressively activate the synthetic long position in VIX futures contracts with a weighted average maturity of approximately two months under certain market conditions that may result when the market for the relevant VIX futures contracts is in backwardation. Backwardation in VIX futures contracts is typical in a high-volatility market environment.

Under normal market conditions, VIX futures contracts are expected to be in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is higher than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a negative “roll yield.” To reduce the potential for a negative roll yield when VIX futures contracts are in contango, the Futures Component is designed to progressively deactivate the synthetic long position, if already activated, under market conditions described below that may result when the market for the relevant VIX futures contracts is in contango. Contango in VIX futures contracts is typical in a low-volatility market environment.

While the Futures Component strategy is intended to cause the synthetic long position to be activated only during periods when the market for VIX futures contracts is in backwardation with the intention of generating positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions, no assurance can be given that the investment strategy on which the Futures Component is based will be successful. In addition, while the Futures Component strategy is intended to cause the long position to be fully deactivated during periods when the market for the relevant VIX futures contracts is in contango so that negative roll yields for the synthetic long position will be avoided, no assurance can be given that negative roll yields will be avoided. See “— Due to the time lag inherent in the Futures Component, the Long Return Exposure may not be adjusted quickly enough in response to a change in market conditions for the investment strategy on which the Futures Component is based to be successful” below for more information.

•	THE VOLATILITY INDEX IS AN EXCESS RETURN INDEX, NOT A TOTAL RETURN INDEX — The Volatility Index is an excess return index and not a total return index. An excess return index that tracks futures contracts, such as the Volatility Index, reflects the changes in the price of the relevant futures contracts (which is known as the “price return”) and any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”) available through an unleveraged investment in the futures contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.
•	DAILY REBALANCING OF THE FUTURES COMPONENT, IF ACTIVATED, MAY AFFECT TRADING IN THE RELEVANT VIX FUTURES CONTRACTS — The daily rebalancing of the VIX futures contracts underlying the Futures Component, if activated, may cause us, our affiliates or third parties with whom we transact to adjust our or their hedges accordingly. The trading activity associated with these hedging transactions will contribute to the trading volume of the VIX futures contracts included in the Volatility Index and may affect the market price of these VIX futures contracts and, in turn, adversely affect the level of the Volatility Index.
•	AN INCREASE IN THE MARGIN REQUIREMENTS FOR VIX FUTURES CONTRACTS INCLUDED IN THE VOLATILITY INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in VIX futures contracts underlying the Volatility Index, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of
JPMorgan Structured Investments —	PS-17
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

the relevant VIX futures contracts to decline significantly. As a result, the level of the Volatility Index and the value of the notes may be adversely affected.

•	VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004, and not all futures contracts of all relevant maturities have traded at all times since that date. Because the VIX futures contracts that underlie the Volatility Index are of recent origin and limited historical performance data exists with respect to them, your investment in the notes may involve a greater risk than investing in alternate securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decline in the future, which could affect adversely the value of the notes.
JPMorgan Structured Investments —	PS-18
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

What Are the Average Index Return and the Sum of the Equity Return and the Volatility Return, Assuming a Range of Index Returns of the Indices?

The following table illustrates hypothetical Average Index Returns and sums of the Equity Return and the Volatility Return. The Averaging Index Return is used to determine whether an Acceleration Trigger Event has occurred, and the sum of the Equity Return and Volatility Return is used to determine the payment at maturity on the notes. The following table assumes an Initial Index Level of 2,900 for the Equity Index and an Initial Index Level of 260 for the Volatility Index. For each hypothetical Equity Return value shown in the table below, a hypothetical Averaging Index Return and a hypothetical sum of the Equity Return and the Volatility Return is calculated for five different hypothetical Volatility Return values (50%, 10%, 0%, -10% and -50%). The actual Equity Return and Volatility Return may differ from the hypothetical values shown below. Each hypothetical Averaging Index Return or hypothetical sum of the Equity Return and the Volatility Return set forth below is for illustrative purposes only and may not be the actual Averaging Index Return or sum of the Equity Return and the Volatility Return applicable to the notes.

Hypothetical Ending Index Level of the Equity Index(1)	Equity Return(1)	Hypothetical Ending Index Level of the Volatility Index(1)	Volatility Return(1)	Average Index Return(2)	Sum of the Index Returns
4,350.00	50.00%	390.00	50.00%	50.00%	100.00%
4,350.00	50.00%	286.00	10.00%	30.00%	60.00%
4,350.00	50.00%	260.00	0.00%	25.00%	50.00%
4,350.00	50.00%	234.00	-10.00%	20.00%	40.00%
4,350.00	50.00%	130.00	-50.00%	0.00%	0.00%
3,770.00	30.00%	390.00	50.00%	40.00%	80.00%
3,770.00	30.00%	286.00	10.00%	20.00%	40.00%
3,770.00	30.00%	260.00	0.00%	15.00%	30.00%
3,770.00	30.00%	234.00	-10.00%	10.00%	20.00%
3,770.00	30.00%	130.00	-50.00%	-10.00%	-20.00%
3,190.00	10.00%	390.00	50.00%	30.00%	60.00%
3,190.00	10.00%	286.00	10.00%	10.00%	20.00%
3,190.00	10.00%	260.00	0.00%	5.00%	10.00%
3,190.00	10.00%	234.00	-10.00%	0.00%	0.00%
3,190.00	10.00%	130.00	-50.00%	-20.00%	-40.00%
3,045.00	5.00%	390.00	50.00%	27.50%	55.00%
3,045.00	5.00%	286.00	10.00%	7.50%	15.00%
3,045.00	5.00%	260.00	0.00%	2.50%	5.00%
3,045.00	5.00%	234.00	-10.00%	-2.50%	-5.00%
3,045.00	5.00%	130.00	-50.00%	-22.50%	-45.00%
2,900.00	0.00%	390.00	50.00%	25.00%	50.00%
2,900.00	0.00%	286.00	10.00%	5.00%	10.00%
2,900.00	0.00%	260.00	0.00%	0.00%	0.00%
2,900.00	0.00%	234.00	-10.00%	-5.00%	-10.00%
2,900.00	0.00%	130.00	-50.00%	-25.00%	-50.00%
2,610.00	-10.00%	390.00	50.00%	20.00%	40.00%
2,610.00	-10.00%	286.00	10.00%	0.00%	0.00%
2,610.00	-10.00%	260.00	0.00%	-5.00%	-10.00%
2,610.00	-10.00%	234.00	-10.00%	-10.00%	-20.00%
2,610.00	-10.00%	130.00	-50.00%	-30.00%	-60.00%
2,030.00	-30.00%	390.00	50.00%	10.00%	20.00%
2,030.00	-30.00%	286.00	10.00%	-10.00%	-20.00%
2,030.00	-30.00%	260.00	0.00%	-15.00%	-30.00%
2,030.00	-30.00%	234.00	-10.00%	-20.00%	-40.00%
2,030.00	-30.00%	130.00	-50.00%	-40.00%	-80.00%	(3)
1,450.00	-50.00%	390.00	50.00%	0.00%	0.00%
1,450.00	-50.00%	286.00	10.00%	-20.00%	-40.00%
1,450.00	-50.00%	260.00	0.00%	-25.00%	-50.00%
1,450.00	-50.00%	234.00	-10.00%	-30.00%	-60.00%
1,450.00	-50.00%	130.00	-50.00%	-50.00%	-100.00%	(3)
290.00	-90.00%	390.00	50.00%	-20.00%	-40.00%
290.00	-90.00%	286.00	10.00%	-40.00%	-80.00%	(3)
290.00	-90.00%	260.00	0.00%	-45.00%	-90.00%	(3)
290.00	-90.00%	234.00	-10.00%	-50.00%	-100.00%	(3)
290.00	-90.00%	130.00	-50.00%	-70.00%	-140.00%	(3)

(1) For purposes of determining whether an Acceleration Trigger Event has occurred, the Ending Index Levels and Index Returns shown above are determined as of any Valuation Date. For purposes of determining the payment at maturity and the total return, the Ending Index Levels and Index Returns shown above are as of the Observation Date.

The Index Return of the Volatility Index will reflect four types of fees and adjustments described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this pricing supplement. A decrease in the level of the Volatility Index (due to these fees and adjustments or otherwise) between the pricing date and the Observation Date will have a negative effect, which may be significant, on the payment at maturity on the notes.

(2) An Acceleration Trigger Event will occur if the Average Index Return is less than the Acceleration Trigger Level of -30% on any Valuation Date. If an Acceleration Trigger Event occurs, the payment at maturity will reflect, in part, the Index Returns on the Observation Date, as accelerated. The Average Index Return is used only for purposes of determining

JPMorgan Structured Investments —	PS-19
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

whether an Acceleration Trigger Event has occurred. The payment at maturity is calculated using, in part, the sum of the Index Returns.

(3) Because the Average Index Return is less than the Acceleration Trigger Level of -30% on at least one Valuation Date, an Acceleration Trigger Event has occurred and the notes will be accelerated.

Because of the many possible combinations of the Equity Return and the Volatility Return, it is not possible to present a chart or table illustrating the complete range of possible Average Index Returns or sums of the Equity Return and the Volatility Return that could apply to your notes.

What Are the Payment at Maturity and Total Return on the Notes, Assuming a Range of Sums of the Equity Return and the Volatility Return?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity for each $1,000 principal amount note, assuming a range of sums of the Index Returns as of the Observation Date. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The following table and examples reflect the Equity Deduction of 0.25% and the Annualized Volatility Deduction Percentage of 0.85% and assume that an Acceleration Trigger Event has not occurred, resulting in an Accrued Volatility Deduction of 1.70%. Each hypothetical payment at maturity or hypothetical total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the notes.

Sum of the Index Returns	Sum of the Equity Deduction and the Accrued Volatility Deduction	Payment at Maturity	Total Return at Maturity
80.00%	1.95%	$1,780.50	78.05%
70.00%	1.95%	$1,680.50	68.05%
60.00%	1.95%	$1,580.50	58.05%
50.00%	1.95%	$1,480.50	48.05%
40.00%	1.95%	$1,380.50	38.05%
30.00%	1.95%	$1,280.50	28.05%
20.00%	1.95%	$1,180.50	18.05%
10.00%	1.95%	$1,080.50	8.05%
5.00%	1.95%	$1,030.50	3.05%
2.50%	1.95%	$1,005.50	0.55%
1.95%	1.95%	$1,000.00	0.00%
1.00%	1.95%	$990.50	-0.95%
0.00%	1.95%	$980.50	-1.95%
-10.00%	1.95%	$880.50	-11.95%
-20.00%	1.95%	$780.50	-21.95%
-30.00%	1.95%	$680.50	-31.95%
-40.00%	1.95%	$580.50	-41.95%
-50.00%	1.95%	$480.50	-51.95%
-60.00%	1.95%	$380.50	-61.95%
-70.00%	1.95%	$280.50	-71.95%
-80.00%	1.95%	$180.50	-81.95%
-90.00%	1.95%	$80.50	-91.95%
-100.00%	1.95%	$0.00 (1)	-100.00% (1)
-120.00%	1.95%	$0.00 (1)	-100.00% (1)
-150.00%	1.95%	$0.00 (1)	-100.00% (1)
-200.00%	1.95%	$0.00 (1)	-100.00% (1)

(1) The payment at maturity or upon early repurchase may not be less than $0.

Hypothetical Examples of Payment at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The sum of the Index Returns as of the Observation Date is equal to 10%. Because the sum of the Index Returns as of the Observation Date is 10%, the investor receives a payment at maturity of $1,080.50 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (10% – 1.95%)] = $1,080.50

Example 2: The sum of the Index Returns as of the Observation Date is equal to 1%. Even though the sum of the Index Returns as of the Observation Date is 1%, the investor receives a payment at maturity of $990.50 per $1,000 principal amount note, which is less than the $1,000 principal amount because of the negative effects of Equity Deduction and the Accrued Volatility Deduction, calculated as follows:

$1,000 × [1 + (1% – 1.95%)] = $990.50

Example 3: The sum of the Index Returns as of the Observation Date is equal to -20%. Because sum of the Index Returns as of the Observation Date is -20%, the investor receives a payment at maturity of $780.50 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (-20% – 1.95%)] = $780.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-20
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Hypothetical Back-tested Data and Historical Information

S&P 500® Total Return Index

The following graph sets forth the historical performance of the S&P 500® Total Return Index based on the daily historical closing levels of the S&P 500® Total Return Index from January 2, 2008 through September 5, 2013. The closing level of the S&P 500® Total Return Index on September 5, 2013 was 2,949.268. We obtained the closing levels of the S&P 500® Total Return Index below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Equity Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Equity Index on the Observation Date or any Valuation Date. We cannot give you assurance that the performance of the Equity Index, taken together with the performance of the Volatility Index, will result in the return of any of your principal.

J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

The following graph sets forth the hypothetical back-tested performance of the Volatility Index based on the hypothetical back-tested daily closing levels of the Volatility Index from January 2, 2008 through April 29, 2013, and the historical performance of the Volatility Index based on the daily closing levels of the Volatility Index from April 30, 2013 through September 5, 2013. The Volatility Index was created as of the close of business on April 30, 2013. The closing level of the Volatility Index on September 5, 2013 was 265.09. We obtained the closing levels of the Volatility Index below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Volatility Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Volatility Index on the Observation Date or any Valuation Date. We cannot give you assurance that the performance of the Volatility Index, taken together with the performance of the Equity Index, will result in the return of any of your principal. The hypothetical back-tested performance of the Volatility Index set forth in the following graph was calculated on materially the same basis as the performance of the Volatility Index is now calculated, but does not represent the actual historical performance of the Volatility Index.

JPMorgan Structured Investments —	PS-21
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

The hypothetical historical levels above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Historical Performance of the CBOE Volatility Index®

The following graph sets forth the historical daily performance of the VIX Index from January 2, 2008 through September 5, 2013. We obtained the closing levels of the VIX Index below from Bloomberg Financial Markets, without independent verification. Your notes are linked, in part, to the Volatility Index and not to the VIX Index. Historical information with respect to the VIX Index is provided for reference purposes only.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates, the volatility index fee, the Equity Deduction, the Accrued Volatility Deduction and other factors, as well as assumptions about future market events and/or environments. In particular, the value of the derivative or derivatives relating to the Volatility Index derived from JPMS’s internal pricing models reflects the volatility index fee that will accrue on a daily basis over the term of the notes and the Equity Deduction and the Accrued Volatility Deduction. The other adjustments to the level of the Volatility Index do not impact JPMS’s estimated value. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the volatility index fee that will accrue on a daily basis over the term of the notes, as well as the Equity Deduction and the Accrued Volatility Deduction. Because hedging our obligations entails risk and may be

JPMorgan Structured Investments —	PS-22
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. JPMS will receive the aggregate profits generated from the deduction of the volatility index fee and the Accrued Volatility Deduction to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes. See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. We generally expect that the portions of the volatility index fee and the Accrued Volatility Deduction that have not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes. The length of this period is consistent with the daily deduction of the volatility index fee, which is reflected in the level of the Volatility Index. See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Average Index Return and the Sum of the Equity Return and the Volatility Return, Assuming a Range of Index Returns of the Indices?”, “What Are the Payment at Maturity and Total Return on the Notes, Assuming a Range of Sums of the Equity Return and the Volatility Return?” and “Hypothetical Examples of Payment at Maturity” in this pricing supplement for illustrations of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes and the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits (or losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the volatility index fee that will accrue on a daily basis over the term of the notes, as well as the Equity Deduction and the Accrued Volatility Deduction.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-21 of the accompanying product supplement no. 32-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-23
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

Appendix A

S&P 500® Total Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P” (“S&P”). The S&P 500® Total Return Index was developed by S&P and is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Total Return Index.

The S&P 500® Total Return Index is reported by Bloomberg L.P. under the ticker symbol “SPTR.”

The S&P 500® Total Return Index represents the total return earned on a portfolio that tracks the S&P 500® Index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. While changes in the level of the S&P 500® Index reflect only changes in stock prices, changes in the level of the S&P 500® Total Return Index reflect both movements in stock prices and the reinvestment of dividend income.

The S&P 500® Total Return Index is calculated from the S&P 500® Index and daily total dividend returns. First, on each trading day, the total dividend paid on that day is measured in dollars and converted into index points of the S&P 500® Index by dividing the total dividend paid by the divisor for the S&P 500® Index.

The next step is to apply the usual definition of a total return from a financial instrument to the S&P 500® Index. The first equation below gives the definition. The second equation below applies it to the S&P 500® Index:

where the TotalReturn and the daily total return for the index (DTR) are stated as decimals. The DTR is used to update the S&P 500® Total Return Index from one day to the next:

The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. Special dividends are those dividends that are outside of the normal payment pattern established historically by the issuer of the stocks composing the S&P 500® Index. These may be described by the issuer as “special,” “extra,” “year-end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

For information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

JPMorgan Structured Investments —	PS-24
Return Notes Linked to the S&P 500® Total Return Index and the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)